Execution Copy

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of September 23, 2010, is entered into by and among: (i) KeyOn Communications, Inc., a Nevada corporation (“Purchaser”); (ii) CommPartners, LLC, a Nevada limited liability company (“CommPartners LLC”); (iii) CommPartners Network Services, LLC, a Nevada limited liability company (“CommPartners Network”); (iv) CommPartners Holding Corporation, a Nevada corporation (“CommPartners Holding”) and (v) CommPartners Carrier Services Corp., a Nevada corporation (“CommPartners Carrier,” and together with CommPartners LLC, CommPartners Network, CommPartners Holding and CommPartners Carrier, “Sellers” or “Debtors”).

PRELIMINARY STATEMENTS

A.        On June 13, 2010 (the “Petition Date”), Debtors filed a voluntary petition for relief under Chapter 11 (“Chapter 11 Case”) of Title 11 of the U.S. Code (as amended, the “Bankruptcy Code”) in the U.S. Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”). Debtors are continuing to operate their businesses as a debtor-in-possession as authorized by and in accordance with the Bankruptcy Code.

B.        Sellers desire to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Debtors, the assets related to their business commonly known as the Hosted Services Segment (as defined in Section 1) (the “Specified Business”); Sellers shall not sell any assets related to its business related to enabling carriers to provide local phone numbers to their customer base and deliver inbound/outbound calling to those numbers at attractive “pay-as-you-go” rates (the “Carrier Services Segment”).

C.        Upon the terms and subject to the conditions set forth herein and pursuant to Sections 363 and 365 of the Bankruptcy Code, Sellers desire to sell, transfer, convey, assign and deliver to Purchaser, and Purchaser desires to purchase and accept from Sellers, the Purchased Assets (as defined in Section 2.1) as contemplated herein.

D.        Purchaser and Sellers contemplate that this Agreement, together with the appendices, exhibits and schedules attached hereto, shall serve as the “stalking horse” bid in the Bankruptcy Case for the assets related to the Specified Business and shall be subject to higher or otherwise better offers pursuant to the Sales Procedures (as defined in Section 12.1).

E.        The parties desire to consummate the transactions contemplated hereby as promptly as practicable after the Bankruptcy Court enters the Sale and Assumption Order (as defined in Section 12.1).

AGREEMENT

In consideration of the foregoing statements and of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Definitions. As used in this agreement, the following defined terms have the meanings indicated below:

1.1.      “Accounts Receivable” means all accounts receivable, notes receivable and indebtedness for borrowed money or overdue accounts receivable, in each case, due and owing by any third party to Sellers.

1.2.      “Action” means any demand, claim, action, suit or proceeding, arbitral action, inquiry, criminal prosecution or investigation by or before any Governmental or Regulatory Authority.

1.3.      “Books and Records” means business records of Sellers (in any form or medium), including all books, ledgers, files, documents, instruments, papers, reports, plans, records, manuals, sales and credit records, books of account, financial records, pricing guidelines, Contracts, licenses, computer files, operating data, environmental studies, invoices, supplier lists, billing records, engineering records, drawings, blueprints, schematics, studies, surveys, reports, advertising and sales material, customer lists, customer records, test records, financing records, and personnel and payroll records, to the extent they are directly related to the Specified Business or the Purchased Assets, to the extent that they are assignable without a payment of a fee, other than the Retained Books and Records.

1.4.      “Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of Nevada are authorized or obligated to close.

1.5.      “Contract” means any agreement, contract, lease, sublease, rental agreement, or similar agreement, purchase orders, arrangement, commitment, Permit or license (other than this Agreement or any instruments executed or delivered in connection herewith) in effect as of the Closing and related to the Specified Business, or to which any of the Purchased Assets are subject, whether written or oral, except to the extent included in the Excluded Assets.

1.6.      “Cure Amounts” means all cure amounts, pursuant to Bankruptcy Code section 365(b)(1)(A) or (B), owing under any Purchased Contracts as of the Closing Date that the Bankruptcy Court may order to be paid as a condition to Purchaser’s assumption and assignment of any of the Purchased Contracts.

1.7.      “Escrow Agent” shall mean Nevada Title Company.

1.8.      “Excluded Assets” shall mean: (i) the Retained Rights of Action; (ii) the formation documents of Sellers (including any corporate charter, bylaws or certificates of organization or formation), qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, transfer books, equity interest certificates and other documents relating to the organization, maintenance and existence of Sellers as a corporation; (iii) the Retained Books and Records; (iv) any of the rights of Sellers under this Agreement or any other agreement between Sellers, on the one hand, and Purchaser, on the other hand, entered into on or after the date of this Agreement; (v) all claims of Sellers for refunds of Taxes; (vi) all Contracts other than the Purchased Contracts; (vii) all revenues earned by and payable to Sellers with respect to the Purchased Assets prior to the Closing Date; (viii) all Accounts Receivable relating to the Excluded Business; (ix) cash held by Sellers; and (x) any other assets of Sellers that relate to the Carrier Services Segment of the operations of the Debtors.

1.9.      “Excluded Contracts” means all Contracts other than the Purchased Contracts.

1.10.    “Governmental Order” means any Law, order, judgment, injunction, decree, stipulation or determination issued, promulgated or entered by or with any Governmental or Regulatory Authority of competent jurisdiction.

1.11.    “Governmental or Regulatory Authority” means any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

1.12.    “Hosted Services Segment” means Sellers’ VoIP business and other IP applications, including the services commonly known as Hosted IP PBX Services™, IPSelect™, IPComplete™, IPTrunking™, Priority Access T1 and IPDirect™, IPContactCenter™, IPFaxSolution™, CommPartners Connect for Linksys One™.

1.13.    “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

1.14.    “Key Employees” mean those employees of Sellers set forth on Schedule 1.14.

1.15.    “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental or Regulatory Authority.

1.16.    “Liability” means any claim, as defined by Bankruptcy Code Section 101(5), including any indebtedness, obligation or other liability (whether or not absolute, accrued, matured, contingent, liquidated, known, suspected, fixed or otherwise), fine, assessment, penalty, judgment, award, loss, claim, demand, damage or settlement respecting any Action.

1.17.    “Lien” means any lien, claim, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, mortgage, security interest, option or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction).

1.18.    “Material Adverse Change” means any occurrence, event or effect which, individually or together with other occurrences, events or effects, has, or would be reasonably expected to have a materially adverse affect on the ability of Sellers to consummate the transactions contemplated hereby.

1.19.    “Note” means the promissory note dated August 1, 2010 executed by C31P in favor of CommPartners Network in the principal amount of Two Hundred Fifty Thousand Seven Hundred Forty Five Dollars and 80/100 Cents ($250,745.80).

1.20.    “Permit” means any permits, licenses, franchises, approvals, certificates, certifications, consents, waivers, concessions, registrations or other authorizations of any Governmental or Regulatory Authority.

1.21.    “Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental or Regulatory Authority.

1.22.    “Retained Books and Records” mean, collectively, (a) any Bankruptcy Court filings or documents relating to or necessary for winding up of Sellers and the administration of the Bankruptcy Case, (b) any materials about employees, disclosure of which would violate an employee’s reasonable expectation of privacy, (c) any materials that are subject to attorney-client privilege, (d) any documents reasonably necessary for purposes of the prosecution, settlement or enforcement by Sellers of the Retained Rights of Action, or (e) any documents primarily relating to the Excluded Assets or the Excluded Liabilities.

1.23.    “Retained Rights of Action” mean all causes of action and chose in actions of Sellers arising under Sections 544, 545, 546, 547, 548, 549 and 550 of the Bankruptcy Code.

1.24.    “Rights of Action” mean any and all rights, claims (including claims as defined in the Bankruptcy Code), lawsuits, causes of action, rights of recovery, rights of set off, rights of recoupment, refunds, demands, defenses, judgments, accounts, and rights, claims, powers or privileges of any kind or character whatsoever, known or unknown, suspected or unsuspected, whether arising prior to, on or after the Petition Date, in Contract or in tort, at Law or in equity, or under any other theory of law, held by Sellers against any Person.

1.25.    “Sellers’ Knowledge” shall mean the actual knowledge of Greg Roeper and Dave Clark, without duty of inquiry.

1.26.    “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

1.27.    “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Internal Revenue Code section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other Tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not and any expenses incurred in connection with the determination, settlement or litigation of any Tax Liability.

2.	Purchase and Sale of Assets; Closing.

2.1.      Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall sell, assign, transfer, convey and deliver to Purchaser, free and clear of all Liabilities (other than Assumed Liabilities) and Liens, to the extent permitted pursuant to Sections 105, 364, and 365 of the Bankruptcy Code, and Purchaser shall purchase, acquire and accept from Sellers, all of Sellers’ right, title and interest in and to the following (the “Purchased Assets”):

(a)       (i) tangible assets, including, without limitation, fixed assets, furniture, fixtures, machines, equipment, inventories and computer hardware (“Personal Property”), as specifically set forth on Schedule 2.1(a), and (ii) intellectual property, including trademarks, trade names, industrial designs, copyrights, licenses (relating to rights to use intellectual property and software programs) and inventions used directly in the operation of the Specified Business, as specifically set forth on attached Schedule 2.1(a) (the “Intellectual Property”);

(b)       certain software developed, in part, by Sellers, as specifically set forth on attached Schedule 2.1(b) (the “Sellers’ Developed Intellectual Property”), excluding any content that is part of any license or right granted under a license defined as the Intellectual Property, part of any license or other rights granted to Sellers under a Purchased Contract, any intellectual property right considered property of the other party under a Purchased Contract or part of any open source software;

(c)       web sites and domains used, as specifically set forth on attached Schedule 2.1(c) (the “Domain Names”), including the related content; provided, however, the related content shall exclude any information relating to the Carrier Services Segment;

(d)       all right, title and interest in, and claims under, the Contracts of Sellers, as specifically set forth on attached Schedule 2.1(d), to the extent that such contracts, agreements and commitments are assignable and transferrable (the “Purchased Contracts”);

(e)       all Books and Records, other than the Retained Books and Records;

(f)       all Rights of Action, other than the Retained Rights of Action;

(g)       all credits, deferred charges, refunds and prepaid expenses and deposits relating to the Specified Business or the Purchased Assets;

(h)       all goodwill associated with the operation of the assets identified in clauses (a) through (g) set forth above;

(i)        all Accounts Receivable of Sellers directly related to the Specified Business;

(j)        the Note and related security interests; and

(k)       any other non-cash assets of Sellers related to the Specified Business other than the Excluded Assets.

2.2.      Excluded Assets. Notwithstanding anything in this Agreement to the contrary, Sellers shall not sell, transfer, convey, assign and deliver to Purchaser at the Closing the Excluded Assets, and such Excluded Assets shall not constitute a part of the Purchased

Assets.

2.3.      Assumed Liabilities. At and as of the Closing, Purchaser shall assume and agree to pay, perform and discharge only the following Liabilities of Sellers (the “Assumed Liabilities”):

(a)       all Liabilities accruing or due to be performed from and after the Closing Date pursuant to or in respect of all Purchased Assets; provided, however, with respect to Purchased Contracts, Purchaser shall assume Liabilities only as of the date which (and only to the extent) the Bankruptcy Court authorizes assumption and assignment of such Contracts;

(b)       all Transaction Taxes; and

(c)       all Liabilities for the portion of Periodic Taxes for which Purchaser is liable under Section 3.3(b).

2.4.      Excluded Liabilities. Other than the Assumed Liabilities, Purchaser shall not assume or be liable for or bound by any Liabilities of Sellers or any Lien (whether or not asserted, scheduled or evidenced by a filed proof of claim or other form of writing evidencing such claim filed in the Bankruptcy Case, whether secured, priority, administrative or unsecured, or whether accruing prior to or after the commencement of the Bankruptcy Case) (collectively, the “Excluded Liabilities”). For the avoidance of doubt and without intending to limit the generality or effect of the foregoing, the Excluded Liabilities shall include the following Liabilities of Sellers:

(a)       all Liabilities under the Purchased Assets accruing prior to the Closing Date; provided, however, that, with respect to Purchased Contracts, Purchaser shall not assume any Liabilities thereunder accruing prior to the date on which the Bankruptcy Court authorize assumption and assignment of such Contracts;

(b)       all Liabilities under the Excluded Contracts or in respect of any other Excluded Asset, in each case whether accruing prior to, at or after the Closing Date;

(c)       all Liabilities for the portion of Periodic Taxes for which Sellers are liable under Section 3.3(b); and

(d)       all Liabilities for any Cure Amounts.

2.5.      Designation Rights. Notwithstanding anything herein to the contrary, Purchaser reserves the right to amend Schedule 2.1(d) to remove any Contract listed on Schedule 2.1(d) and designate such Contract as an Excluded Contract, in each case, at any time during the period commencing on the date of this Agreement and ending on the Closing Date (the “Designation Right Period”). Any Contract that is not designated as a Purchased Contract pursuant to this Section 2.5 at the expiration of the Designation Right Period shall be deemed an Excluded Contract and an Excluded Asset for all purposes of this Agreement.

2.6.      Purchase Price.

(a)       Purchase Price. The total consideration payable by Purchaser to Sellers in consideration of the sale, transfer, conveyance, assignment and delivery of the Purchased Assets to Purchaser, and in reliance upon the representations, warranties, covenants and agreements of Sellers set forth herein, is (i) an amount equal to Four Million Dollars ($4,000,000) (the “Purchase Price”); and (ii) the assumption by Purchaser of the Assumed Liabilities.

(b)       Deposit. Within one Business Day after the execution of this Agreement, Purchaser shall deposit in readily available funds Four Hundred Thousand Dollars ($400,000) (including any interest earned thereon, the “Deposit”), with Escrow Agent as a refundable earnest money deposit, as provided herein. The Deposit shall not be commingled with any other funds. The terms of the investment of the Deposit by Escrow Agent and the release of the Deposit from escrow shall be governed by the terms of an Escrow Agreement by and among Purchaser, Sellers and Escrow Agent in a form acceptable to Purchaser and Sellers. At the Closing, the Deposit shall be applied to the Purchase Price and retained by Sellers as a component of the Purchase Price. If this Agreement is terminated for any reason, the Deposit (including any interest thereon) shall be treated as set forth in Section 9.2.

(c)       Allocation of Purchase Price. Purchaser and Sellers shall agree upon an allocation of the Purchase Price among the Purchased Assets in accordance with the allocation requirements of Section 1060 of the Internal Revenue Code within one Business Day prior to the Closing. The allocation of the Purchase Price among the Purchased Assets agreed upon by the parties pursuant to this Section shall be agreed upon in writing, executed and delivered by Purchaser and Sellers to each other (the “Purchase Price Allocation Agreement”). From and after the execution of the Purchase Price Allocation Agreement, any subsequent adjustment to the allocable Purchase Price shall be reflected in the Purchase Price Allocation Agreement in a manner consistent with Treasury Regulation Section 1.1060-1T. Purchaser and Sellers agree for all Tax purposes to report the transactions contemplated by this Agreement in a manner substantially consistent with the Purchase Price Allocation Agreement, and neither party will take any position materially inconsistent therewith in any Tax Return, in any refund claim, in any litigation or otherwise, unless required to do so by a Governmental Authority. From and after the Closing, Purchaser and Sellers shall each be responsible for the preparation of their own Form 8594 and other applicable forms in accordance with the applicable Tax laws, and each shall execute and deliver to the other such statements and forms as are commercially reasonably requested by the other party.

2.7.      Cure Amounts. Sellers shall pay all Cure Amounts in respect of the Purchased Contracts. Nothing in this Agreement shall be construed as an attempt or agreement to assign any Purchased Contract unless and until Sellers shall have paid the Cure Amount with respect to such Purchased Contract.

3.	Closing.

3.1.      Closing. The closing of the transactions contemplated herein (the “Closing”) will take place at the offices of the Escrow Agent and shall occur as of the first Business Day after the entry of the Sale and Assumption Order by the Bankruptcy Court (the “Closing Date”) (or at such other time, place and date as may be mutually agreed in writing upon by Purchaser and Sellers).

3.2.      Deliveries.

(a)       At or prior to the Closing, Sellers shall deliver the following to Escrow Agent:

(i)        an original executed bill of sale setting forth the Personal Property in the form attached as Exhibit A;

(ii)       an executed counterpart of the assignment of Purchased Contracts in the form attached as Exhibit B (the “Assignment of Contracts”);

(iii)      the original Note or an original allonge with a copy of the Note;

(iv)      an executed counterpart of the Memorandum of Understanding substantially in the form attached as Exhibit C, subject to revision as mutually agreed upon by the parties hereto in good faith (the “MOU”);

(v)       executed counterpart of the license agreement, in the form to be agreed upon by the parties hereto in good faith, providing, in part, that as of the Closing, Purchaser shall grant a license in all of its rights in Sellers’ Developed Intellectual Property, licensee shall not pay a fee for such license of the Sellers’ Developed Intellectual Property licensee may renew the license agreement without payment of a fee and the agreement is transferrable and assignable to the purchaser of the Carrier Services Segment (the “License Agreement”), which shall be agreed upon by the parties prior to the Auction (as defined in Section 12.1); provided that if the closing of the sale of the Carrier Services Segment occurs prior to the Closing, Sellers shall license Sellers’ Developed Intellectual Property to the purchaser of the Carrier Services Segment and shall assign its rights under a License Agreement, as licensor, to Purchaser; and

(vi)      any other certificates, contracts, documents and instruments required to be delivered by Sellers under this Agreement or reasonably requested by Escrow Agent to consummate the Closing of the transactions contemplated herein.

(b)       At or prior to the Closing, Purchaser shall deliver the following to Escrow Agent:

(i)        the Purchase Price and any other amounts due hereunder by Purchaser to consummate the transactions contemplated herein;

(ii)       an executed counterpart of the Assignment of Contracts;

(iii)       an executed counterpart of the MOU;

(iv)      an executed counterpart of the License Agreement; provided that, if the closing of the sale of the Carrier Services Segment occurs prior to the

Closing, an executed counterpart of the assignment of Sellers rights under the License Agreement; and

(v)       the other certificates, contracts, documents and instruments required to be delivered by Purchaser under this Agreement or reasonably requested by Escrow Agent to consummate the Closing of the transactions contemplated herein.

3.3.      Tax Prorations and Costs.

(a)       Any Taxes that may be payable by reason of the sale of the Purchased Assets under this Agreement (including any transfer, sales, use, value added, gross receipts, stamp, duty, stamp duty, documentary, registration, business and occupation and other similar taxes) (the “Transaction Taxes”) shall be the responsibility and obligation of Purchaser. In no event shall either party to this Agreement be responsible for the Taxes based on net income, margin or gain of the other party that arises as a consequence of the consummation of the transactions contemplated hereby.

(b)       As to any Purchased Assets acquired by Purchaser, Sellers and Purchaser shall apportion the liability for real and personal property taxes and ad valorem Taxes (“Periodic Taxes”) for all Tax periods including but not beginning or ending on the Closing Date (the “Proration Periods”). For purposes of calculating prorations, Sellers shall be deemed to be in title to the Purchased Assets, and, therefore, entitled to the income therefrom and responsible for the expenses for the entire day upon which the Closing occurs. All such prorations shall be made on the basis of the actual number of days of the month which shall have elapsed as of the Closing Date and based upon the actual number of days in such month and a 365 day year. The Periodic Taxes described in this Section 3.3(b) shall be apportioned between Sellers and Purchaser as of the Closing Date, with Purchaser liable for that portion of the Periodic Taxes equal to the Periodic Tax for the Proration Period multiplied by a fraction, the numerator of which is the number of days remaining in the Proration Period from and after the Closing Date (excluding the Closing Date), and the denominator of which is the total number of days covered by such Proration Period. Sellers shall be liable for that portion of the Periodic Taxes for the Proration Period for which Purchaser is not liable under the preceding sentence. At the Closing, Purchaser shall receive a credit against the Purchase Price of Sellers’ portion of the Periodic Taxes that are due and payable during the relevant Proration Period on or after the Closing Date and, if applicable, Purchaser shall be charged with Purchaser’s portion of such Periodic Taxes that are due and payable (and have been paid) before the Closing Date. Except as otherwise agreed by the parties, the net amount of all such prorations will be settled and paid on the Closing Date. If the Closing Date shall occur before the tax rate is fixed, the apportionment of ad valorem taxes shall be upon the basis of the tax rate for the preceding year applied to the latest assessed valuation. If, after the Closing Date, Periodic Taxes for the Proration Periods are determined to be higher or lower than those that have been apportioned as set forth above, Purchaser shall, as applicable, within thirty (30) days of receiving the relevant tax bill, either pay the amount Purchaser owes Sellers or provide an invoice to Sellers of the amount Sellers owe Purchaser, which amount Sellers shall promptly thereafter pay to Purchaser as an administrative expense in the Bankruptcy Case. The provisions of Section 3.3 shall survive until the one year anniversary of the Closing.

(c)       Sellers and Purchaser shall bear their own costs and expenses arising out of the negotiation, execution, delivery and performance of this Agreement (including regulatory filing fees and costs) and the consummation of the transaction contemplated by this Agreement, including, without limitation, fees and expenses for legal counsel, accountants, business valuators and financial advisors.

3.4.      Further Assurances. At any time or from time to time after the Closing, at Purchaser’s or Sellers’ request and without further consideration, Sellers or Purchaser shall execute and deliver to the other party such other reasonable instruments and documents are may be reasonably necessary to effectuate this transaction.

3.5.      Third-Party Consents. To the extent that any Purchased Asset is not assignable without the consent of another party, this Agreement shall not constitute an assignment or an attempted assignment thereof if such assignment or attempted assignment would constitute a breach thereof or a default thereunder. Sellers, on the one hand, and Purchaser, on the other hand, shall use their commercially reasonable efforts to obtain the consent of such other party to such assignment to Purchaser in all cases in which such consent is or may be required for such assignment. The Purchase Price shall not be reduced as a result of the inability of Sellers to obtain any such consent or assignment; provided, however, that Purchaser shall retain its right to terminate this Agreement pursuant to Section 9.1(j).

4.	Pre-Closing Covenants.

4.1.      Access and Due Diligence Review. Prior to the Closing, Purchaser shall be permitted to continue to conduct an investigation of the prospects, business, assets, Contracts, rights, Liabilities and obligations of Sellers, including financial, marketing, employee, legal and regulatory matters in order that Purchaser may more fully familiarize itself with the Specified Business and the Purchased Assets and in connection with Purchaser’s rights to designate Purchased Contracts pursuant to Section 2.5. To effect such investigation, prior to the Closing, Sellers will provide Purchaser and its designated representatives, consultants, accountants and counsel reasonable access to all of Sellers’ financial information, books and records and other information relating to Sellers’ operations and financial condition, as well as to its management and employees, related to the Specified Business; provided that such material is not subject to any confidentiality agreement or is not subject to attorney-client privilege. Prior to the Closing, Sellers shall use their commercially reasonable efforts to cause its personnel and representatives to cooperate fully with any commercially reasonable request of Purchaser or any of its representatives, accountants and counsel in connection with Purchaser’s investigation. Purchaser’s due diligence investigation shall close at the Bid Deadline (as defined in the Sales Procedures) in the Sales Procedures Order.

4.2.      Conduct of Business. Sellers shall use their commercially reasonable efforts to continue to operate the Specified Business substantially consistent with past practices until the Closing (provided that Sellers may take actions in order to separate the Specified Business and the Carrier Services Segment, which may result in a disruption of services and additional expenses in connection with Sellers’ businesses and Seller may take steps to dismantle their network built out to facilitate various actions that are to take place under the MOU to be effective as of the Closing), and shall use their commercially reasonable efforts to preserve and protect the value of the Purchased Assets. Without limiting the generality of the foregoing, except as otherwise expressly contemplated by this Agreement or with the prior written consent of Purchaser, prior to the Closing (a) Sellers shall maintain insurance upon all of the Purchased Assets in such amounts and of such kinds comparable to that in effect on the date of this Agreement, and (b) Sellers shall not (i) renew, amend or voluntarily terminate any Purchased Contract or (ii) sell, encumber or grant any Lien or other right with respect to the Purchased Assets.

4.3.      Consummation of Transaction.

(a)       Each of Sellers and Purchaser shall use its commercially reasonable best efforts to take, or cause to be taken, all actions, or do, or cause to be done, all things, reasonably necessary to consummate the transactions contemplated hereby as promptly as practicable, and neither Sellers nor Purchaser shall take any action after the date hereof (other than any action required to be taken under this Agreement or to which the other shall have granted its consent) that could reasonably be expected to materially delay the consummation of the transactions contemplated hereby.

(b)       In furtherance and not in limitation of Section 4.3(a), Sellers shall use their commercially reasonable best efforts to obtain all consents and approvals of any Governmental or Regulatory Authority or any other Person (including Bankruptcy Court approvals) necessary in order to transfer any of the Purchased Assets from Sellers to Purchaser or otherwise to consummate the transactions contemplated hereby.

4.4.      Key Employees. Prior to Closing, Purchaser shall deliver, in writing, an offer of employment (on an “at will” basis) to the Key Employees. Such offer shall, with respect to each Key Employee, contain salary and benefits substantially similar in the aggregate to the salary and benefits provided to such Key Employee as of immediately prior to the Closing. Such offer shall remain open until, and shall be conditioned upon, the Closing. To the extent any Key Employee does not accept Purchaser’s offer on or prior to the Closing, Purchaser shall be entitled to terminate this Agreement pursuant to Section 9.1(h).

5.         Representations and Warranties of Sellers. Each Seller represents and warrants to Purchaser as follows:

5.1.      Organization. Each Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

5.2.      Authorization of Transaction. Subject only to Bankruptcy Court approval pursuant to the Sale and Assumption Order, each Seller has full power and authority to execute and deliver this Agreement and each agreement, document or instrument required to be delivered by it hereby or in connection herewith and to perform its obligations under this Agreement and each agreement, document or instrument required to be delivered by it hereby or in connection herewith and to consummate the transactions contemplated hereby. The execution and delivery by Sellers of this Agreement and the other agreements, documents or instruments required to be delivered by Sellers hereby or in connection herewith and the performance by Sellers of its obligations hereunder and thereunder have been duly and validly authorized by all necessary action on the part of Sellers. This Agreement and each of the other agreements, documents or instruments required to be delivered by Sellers hereby or in connection herewith have been, or when executed and delivered will have been, duly executed and delivered by Sellers and is, or once executed will be, the valid and binding agreement of Sellers, enforceable against Sellers in accordance with their respective terms.

5.3.      Consents. Subject to Bankruptcy Court approval pursuant to the Sale and Assumption Order, to Sellers’ Knowledge, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or other Person is required in connection with (i) the execution and delivery by Sellers of this Agreement or any of the other agreements, documents or instruments required to be delivered by Sellers hereby or in connection herewith (other than any third party consents to transfer and assign any Purchased Contract) or (ii) the performance by Sellers of their obligations hereunder or thereunder.

5.4.      No Conflicts. Subject to the provisions of the Sale and Assumption Order, subject to obtaining any consent to the assignment and transfer of any Purchased Contract set forth on Schedule 9.1(j) and subject to any dispute regarding the Cure Amounts relating to the Purchased Contracts, neither the execution and delivery by Sellers of this Agreement or any of the other agreements, documents or instruments required to be delivered by Sellers hereby or in connection herewith, the performance by Sellers of their obligations hereunder or thereunder, nor the consummation by Sellers of the transactions contemplated hereby in accordance with the terms hereof, will, in any material respect, violate or conflict with, constitute a breach of or default under, result in the loss of any material benefit under, or permit the acceleration or increase the amount or scope of any obligation under, (i) any Purchased Contract, (ii) the organizational documents of any Seller, or (ii) any Law or Governmental Order applicable to Sellers or by which Sellers or any of the Purchased Assets are bound, including any order of the Bankruptcy Court.

5.5.      Litigation. Except for Actions filed in the Bankruptcy Court or except as set forth on Schedule 5.5, there are no Actions pending or threatened in writing against Sellers that questions or challenges (i) the validity of this Agreement or any of the other agreements, documents or instruments required to be delivered by Sellers hereby or in connection herewith or (ii) any action taken or proposed to be taken by Sellers pursuant to this Agreement or any of the other agreements, documents or instruments required to be delivered by Sellers hereby or in connection herewith. Except for Actions filed in the Bankruptcy Court, there are no Actions pending or threatened in writing against Sellers that involves or affects the Purchased Assets or the Specified Business.

5.6.      Compliance with Laws; Permits.

(a)       Except as excused by the Bankruptcy Code or Bankruptcy Court or otherwise in connection with the Bankruptcy Case, (i) Sellers are not in material violation of any Laws relating to the Specified Business or the Purchased Assets, (ii) Sellers have not been notified in writing that any Seller has been or may be charged with any material violation of any provision of any Law relating to the Specified Business or the Purchased Assets and (iii) except as set forth on Schedule 5.6(a), Sellers are not in material violation of, or in default under, and, to

Sellers’ Knowledge, no event has occurred which, with the lapse of time or the giving of notice, or both, would result in the material violation of or default under, the terms of any Governmental Order relating to the Purchased Assets or the Specified Business.

(b)       Schedule 5.6(b) sets forth a list of all Permits held by Sellers related to the operations of the Specified Business, which constitute all Permits required to operate the Specified Business as currently conducted. All such Permits are valid and in full force and effect, Sellers are in compliance in all material respects with such Permits and no suspension or cancellation of any such Permits is pending.

5.7.      Title to Purchased Assets; Condition. Sellers have title to (or in the case of leased assets, valid and enforceable leasehold rights in), are the lawful owner or lessee of, and pursuant to the Sale and Assumption Order have the full right to sell, transfer, convey, assign and deliver, the Purchased Assets shall be sold by Sellers free and clear of all Liabilities (other than Assumed Liabilities) and Liens. At and as of the Closing, Sellers will convey to Purchaser title to (or in the case of leased assets, valid and enforceable leasehold rights in) the Purchased Assets free and clear of all Liabilities (other than Assumed Liabilities) and Liens.

5.8.      Contracts.

(a)       There are no Actions pending or threatened in writing by or against any Seller that questions or challenge the validity of any Purchased Contract. Each Purchased Contract is valid, binding and enforceable against Sellers and, to Sellers’ Knowledge, the other parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws relating to or affecting the enforceability of creditor’s rights generally, general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity) and the discretion of the courts in granting equitable remedies.

(b)       Except as excused by the Bankruptcy Code or Bankruptcy Court or otherwise in connection with the Bankruptcy Case, the Sellers have duly performed all their material obligations under each Purchased Contract to the extent that such obligations to perform have accrued, and no material breach or default, or event that would (with the passage of time, notice or both) constitute a material breach or default, by Sellers has occurred thereunder. Except as set forth on Schedule 5.8(b) and other than respect to any dispute relating to Cure Amounts, (i) no party to any Purchased Contract has exercised any termination rights with respect thereto, and (ii) no party to any Purchased Contract has given written, or to Sellers’ Knowledge other, notice to Sellers regarding (a) any dispute with respect to such Purchased Contract or (b) such party’s intention to terminate such Purchased Contract.

5.9.      As Is, Where Is Sale. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PURCHASED ASSETS OR THE ASSUMED LIABILITIES. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 5, PURCHASER ACKNOWLEDGES THAT THE ACQUIRED ASSETS ARE BEING SOLD, TRANSFERRED, CONVEYED, ASSIGNED AND DELIVERED TO, AND PURCHASED AND ACCEPTED BY, PURCHASER ON AN “AS IS/WHERE IS” BASIS.

6.         Representations and Warranties of Purchaser. Purchaser represents and warrants to Sellers that the following statements are true and correct as of the date of this Agreement and as of the Closing:

6.1.      Organization, Qualification, and Corporate Power. Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Purchaser is duly authorized to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its businesses or the ownership or leasing of its properties requires such qualification. Purchaser has full corporate power and authority to carry on the businesses in which it is engaged and to own and use the properties owned and used by it.

6.2.      Authorization of Transaction. Purchaser has full power and authority to execute, deliver and perform this Agreement and the other agreements and instruments to be executed and delivered by it in connection with the transactions contemplated hereby and to perform the obligations thereunder. Subject to the entry of a Bankruptcy Court Order approving the Sale Motion, Purchaser does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental or Regulatory Authority in order for the parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file or to obtain any authorization, consent or approval would not have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

6.3.      Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Governmental Order to which Purchaser is subject or any provision of the charter or bylaws of Purchaser or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any Contract to which Purchaser is a party or by which it is bound.

7.         Conditions to Closing.

7.1.      Purchaser’s Conditions to Closing. The obligations of Purchaser to proceed with the Closing are subject to the fulfillment at or prior to the Closing Date, of each of the conditions set forth in this Section 7.1 (“Purchaser’s Conditions Precedent”):

(a)       the representations and warranties of Sellers in Section 5 shall be true and correct in all material respects at and as of the Closing Date (except for the representations and warranties contained in Section 5.8, which shall be true and correct in all respects at and as of the Closing Date) with the same effect as though made on and as of the Closing Date (except to the extent that any representation or warranty speaks to a specific date, such representation or warranty shall be true and correct as of such date);

(b)       Sellers shall have delivered to Escrow Agent the documents set forth in Section 3.2(a);

(c)       all covenants, agreements and obligations contained in this Agreement to be performed or complied with by Sellers on or prior to the Closing Date shall have been performed or complied with, in each case, in all material respects;

(d)       the written approval and consent of any Person for the assignment and assumption of all Purchased Contracts shall have been obtained to the extent that such approval and consent is required under the terms of such Purchased Contract; provided, however, such approval and consent shall not be required if such Purchased Contract may be assigned upon the Bankruptcy Court’s entry of an order;

(e)       the Bankruptcy Court shall have entered a final order in the Chapter 11 Case approving Purchaser’s purchase of the Purchased Assets in form and substance acceptable to Purchaser and Sellers, which order shall, among other things (i) include a specific finding that Purchaser is a good faith purchaser of the Purchased Assets pursuant to 11 U.S.C. §363(m) and that 11 U.S.C. §363(n) is inapplicable, (ii) be binding on any successor chapter 11 or chapter 7 trustee, and (iii) approve Sellers’ assumption and assignment to Purchaser of the Purchased Contracts;

(f)        there shall be no Governmental Order, or Action pending by or before any Governmental or Regulatory Authority to obtain a Governmental Order, to the effect that the transactions contemplated hereby may not be consummated as herein provided or otherwise seeking to prohibit or restrict the consummation of the transactions contemplated hereby;

(g)       Purchaser shall have received a certificate duly executed by a senior officer of Sellers, in a form reasonably satisfactory to Purchaser, to the effect that each of the conditions specified in Sections 7.1(a) and 7.1(c) have been satisfied;

(h)       Sellers’ aggregate monthly hosted revenue for the most recent billing period of Sellers prior to the Closing shall not have been reduced by more than fifteen percent (15%) of the monthly hosted revenue set forth on Schedule 7.1(h), or Sellers shall not have received notice of a termination of Purchased Contract(s) or have knowledge of a termination of a Purchased Contract(s), (whether such termination occurs prior to, on or after the Closing), which in each case, result in, or would reasonably be expected to result in the monthly aggregate hosted revenue being reduced by more than fifteen percent (15%) when compared to the aggregate monthly hosted revenue set forth on Schedule 7.1(h); provided, however, in determining whether such events would result in an aggregate of reduction of more than fifteen percent (15%), the parties hereto shall take into account any increase in the hosted revenue based upon newly executed Purchased Contracts or under the Purchased Contracts; and

(i)        the Key Employees shall have agreed to remain employees of the Specified Business following the Closing Date.

Purchaser shall have the right to waive in writing any or all of the conditions precedent to its obligations hereunder; provided, however, that no waiver by Purchaser of any condition to its obligations hereunder shall constitute a waiver by Purchaser of any other condition precedent to its obligations hereunder.

7.2.      Sellers’ Closing Conditions. The obligations of Sellers to proceed with the Closing are subject to the fulfillment at or prior to the Closing Date, of each of the conditions set forth in this Section 7.2 (“Sellers’ Condition Precedent”):

(a)       the representations and warranties of Purchaser in Section 6 shall be true and correct in all material respects as of the Effective Date with the same effect as though made on and as of the Closing Date;

(b)       Purchaser shall have delivered to Escrow Agent the documents and funds as set forth in Section 3.2(b); and

(c)       all covenants, agreements and obligations contained in this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.

Sellers shall have the right to waive in writing any or all of the conditions precedent to their obligations hereunder; provided, however, that no waiver by Sellers of any condition to their obligations hereunder shall constitute a waiver by Purchaser of any other condition precedent to its obligations hereunder.

8.         Survival of Representations, Warranties, Covenants and Agreements. Sellers and Purchaser have the right to rely fully upon the representations, warranties, covenants and agreements of the other contained in this Agreement; provided, however, the representations and warranties of Sellers and Purchaser shall not survive the Closing unless expressly provided herein.

9.         Termination.

9.1.      Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned upon the occurrence of any of the following:

(a)       at any time prior to the Closing, by mutual written agreement of Sellers and Purchaser;

(b)       by either Sellers or Purchaser, upon written notice to the other and Escrow Agent, if the transactions contemplated hereby have not been consummated on or prior to December 31, 2010 (the “Termination Date”), provided, however, that, if the failure to consummate the transactions contemplated hereby is due to material breach by the party attempting to terminate this Agreement, such party shall have no right to do so;

(c)       by either Sellers or Purchaser, upon written notice to the other and Escrow Agent, if a Governmental or Regulatory Authority issues a final order prohibiting the transactions contemplated hereby;

(d)       by Purchaser, upon written notice to Sellers, if the Sales Procedures Order has not been entered by the Bankruptcy Court prior to the date that is forty-five (45) days after the date that motion relating to the Sales Procedure Order (“Sales Procedure Motion”) is filed by Sellers;

(e)       by the Purchaser, upon written notice to Sellers, if the Sale and Assumption Order has not been entered by the Bankruptcy Court within ninety (90) days after the Sales Procedure Motion is filed by Sellers;

(f)        by Purchaser or Sellers, upon written notice to the other and Escrow Agent, if the Bankruptcy Court enters an order authorizing and approving the sale of the Purchased Assets by a Winning Bidder (as defined in the Sales Procedures); provided, that any such termination by Sellers shall be effective only upon payment of the Expense Reimbursement in accordance with Section 10;

(g)       by Purchaser, upon written notice to Sellers and Escrow Agent, if a trustee or examiner is appointed by the Bankruptcy Court;

(h)       by Purchaser, upon written notice to Sellers and Escrow Agent, if there shall be a material breach by any Seller of any representation, warranty, covenant or agreement contained in this Agreement which would reasonably be expected to result in a failure of a condition set forth in Sections 7.1(a) or 7.1(c) to be satisfied, which breach has not been cured by the earlier of (i) five (5) Business Days after the giving of written notice by Purchaser to Sellers of such breach and (ii) the Termination Date;

(i)        by Sellers, upon written notice to Purchaser and Escrow Agent, if there shall be a material breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement which would reasonably be expected to result in a failure of a condition set forth in Sections 7.2(a) or 7.2(c) to be satisfied, which breach has not been cured by the earlier of (i) five (5) Business Days after the giving of written notice by Sellers to Purchaser of such breach and (ii) the Termination Date;

(j)        by Purchaser, upon written notice to Sellers, if, after using their reasonable best efforts to obtain such consent as required by Section 4.3(b), Sellers are unable to obtain a consent required to assign the Purchased Contract(s) set forth on Schedule 9.1(j); or

(k)       by Purchaser, upon written notice to Sellers, if (i) there shall have occurred a Material Adverse Change or (ii) the conditions to closing set forth in Sections 7.1(h) and 7.1(i) are unable to be fulfilled by Sellers.

9.2.      Effect of Termination. If this Agreement is terminated for any reason other than by Sellers pursuant to Section 9.1(i), the Deposit (including any interest thereon) shall be returned to the Purchaser within 24 hours following such termination by wire transfer of immediately available funds to an account designated by the Purchaser. If this Agreement is terminated by Sellers pursuant to Section 9.1(i), Sellers shall be entitled to retain the Deposit; provided that such amount shall constitute liquidated damages and retention thereof by Sellers shall be the sole remedy available to Sellers under this Agreement or applicable Law. Additionally, upon the termination of this Agreement pursuant to Section 9.1, this Agreement, except this Section 9.2, Section 2.6(b), Section 10 and Section 11, shall become void and have no further effect and there shall be no liability hereunder on the part of Sellers or Purchaser with respect to this Agreement except in connection with its obligations set forth in such Sections

10.         Expense Reimbursement.

10.1.    Payment. In consideration of Purchaser’s due diligence, good faith negotiations of and entering into this Agreement, and in recognition of Purchaser’s work in (i) establishing a bid standard or minimum for other bidders; (ii) placing estate property in a sales configuration mode attracting other bidders to the Auction; and (iii) serving, by its name and its expressed interest, as a catalyst for other bidders, Sellers shall pay to Purchaser, subject to and in accordance with Section 10.2 an amount equal to Purchaser’s actual and reasonable out-of-pocket and documented expenses incurred in connection with the preparation and negotiation of this Agreement and the transaction documents contemplated hereby which expenses shall not exceed Two Hundred Thousand Dollars ($200,000) (the “Expense Reimbursement”).

10.2.    The Expense Reimbursement shall be allowed and paid as administrative expense claims of Purchaser under Section 503(b)(1) of the Bankruptcy Code, only upon the occurrence of:

(a)       the consummation of the sale of the Purchased Assets by a Winning Bidder who is not Purchaser, in which case payment shall be made from the proceeds of the transaction; or

(b)       the termination of this Agreement pursuant to Section 9.1(h) (in which case payment shall be made by Sellers within two (2) Business Days after notice of such termination is given by Purchaser.

11.         Miscellaneous.

11.1.    Notices. Any notice required or permitted to be given under this Agreement shall be in writing and delivered or sent by (i) personal delivery, or (ii) Federal Express or similar nationally recognized overnight courier service, and addressed to the parties at their respective addresses as they appear below. The parties may change their addresses for notice by giving notice of such change in accordance with this Section 11.1. Notices shall be deemed to have been received upon the date of delivery (or refusal to accept delivery) as indicated on the return receipt or air bill.

If to Sellers:	Comm Partners Holding Corporation

Attention: Dave Clark, CEO

8350 S. Durango Drive, Suite 200

Las Vegas, Nevada 89113

With a copy to:	Gordon Silver

Attention: Greg Garman, Esq.

3960 Howard Hughes Parkway, 9th Floor

Las Vegas, Nevada 89169

If to Purchaser:	Keyon Communications, Inc.

Attention: Jonathan Snyder, CEO

4061 Dean Martin Drive

Las Vegas, Nevada 89103

With a copy to:	Haynes and Boone, LLP

Attention: Rick Werner, Esq.

1221 Avenue of the Americas, 26th Floor

New York, New York 10020-1007

If to Escrow Agent:	Nevada Title Company

Attention: Valerie Bussey

2500 N. Buffalo Drive, Suite 150

Las Vegas, Nevada 89128

11.2.    Brokers. Purchaser and Sellers each hereby represent and warrant that no broker was involved in this Agreement or the transactions contemplated hereby. In the event of a claim for a broker’s fee, finder’s fee, commission or other similar compensation in connection herewith other than as set forth above, (i) Purchaser, if such claim is based upon any agreement alleged to have been made by Purchaser, hereby agrees to reimburse Sellers for any liability, loss, cost, damage or expense (including reasonable attorneys’ and paralegals’ fees and costs) which Sellers may sustain or incur by reason of such claim, and (ii) Sellers, if such claim is based upon any agreement alleged to have been made by Sellers, hereby agrees to indemnify, defend, protect and hold Purchaser harmless against any and all liability, loss, cost, damage or expense (including reasonable attorneys’ and paralegals’ fees and costs) which Purchaser may sustain or incur by reason of such claim. The provisions of this Section 11.2 shall survive the Closing or earlier termination of this Agreement.

11.3.    Entire Agreement. This Agreement (and the exhibits attached hereto) supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof and thereof between the parties, and contains the sole and entire agreement between the parties hereto with respect to the subject matter hereof.

11.4.    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

11.5.    Waivers. No waiver of any breach of any covenant or provision contained herein will be deemed a waiver of any preceding or succeeding breach thereof, or of any other covenant or provision contained herein. No extension of time for performance of any obligation or act will be deemed an extension of the time for performance of any other obligation or act, except those of the waiving party, which will be extended by a period of time equal to the period of the delay.

11.6.    Attorneys’ Fees. In the event of the bringing of any action, arbitration or suit by a party hereto against another party hereunder by reason of any breach of any of the covenants, agreements or provisions on the part of the other party arising out of this Agreement, then in that event the prevailing party will be entitled to have the recovery of and from the other party all costs and expenses of the action, arbitration or suit, reasonable attorneys’ fees and any other professional fees resulting therefrom.

11.7.    Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

11.8.    No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third party beneficiary rights upon any Person.

11.9.    No Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

11.10.  Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

11.11.  Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the Laws of the State of Nevada applicable to a contract executed and performed in such state, without giving effect to the conflicts of laws principles thereof.

11.12.  Consent to Jurisdiction; Venue. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States Bankruptcy Court for the District of Nevada in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby, and agrees that any such action, suit or proceeding shall be brought only in such court. Each party hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

11.13.  Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (iii) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

11.14.  Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

11.15.  Construction of Certain Terms and Phrases. Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “include,” “includes” and “including” mean including without limiting the generality of any description preceding such term, and, for purposes of this Agreement, the rule of ejusdem generis shall not be applicable to limit a general statement that follows an enumeration of specific matters, to matters similar to the matters specifically enumerated; (v) reference to dollar amounts, unless otherwise specifically indicated, shall mean the lawful money of the United States of America; and (vi) the term “Section” refer to the specified Article or Section of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

11.16.  Attorney Representation. In the negotiation, preparation and execution of this Agreement, each party has been represented by, or has been afforded the opportunity to consult with an attorney of such party’s own choosing prior to the execution of this Agreement and has been advised that it is in such party’s best interest to do so. The parties have read this Agreement in its entirety and fully understand its terms and provisions. The parties have executed this Agreement freely, voluntarily and without any coercion whatsoever, they accept all terms, conditions and provisions hereof.

12.         Sales and Procedures.

12.1.    Sale Procedures No later than one Business Day following the execution and delivery of this Agreement by the parties hereto, Sellers shall file a motion (the “Sale Motion”) with the Bankruptcy Court seeking entry of (i) an order approving the form of this Agreement, approving Purchaser as the “stalking horse” bidder for the Purchased Assets, approving the payment of the Expense Reimbursement and approving the Sale Procedures set forth in the form of order attached hereto as Exhibit D (the “Sales Procedures Order”), and (ii) an order approving the sale and assignment (and assumption) of the Purchased Assets, including the Purchased Contracts (“Sale and Assumption Order” and, together with the Sales Procedures Order, the “Orders”). The Sale and Assumption Order shall be in substantially the form attached as Exhibit E. The Sales Procedures Order shall establish the sale procedures (the “Sale Procedures”) for the sale of the Purchased Assets at an in-court, court-supervised auction (the “Auction”). The Seller shall diligently prosecute approval of the Sale Motion (including the expedited approval of the Expense Reimbursement and the Sales Procedures). The Seller shall provide notice of the Sale Motion to all parties-in-interest entitled to notice under Rules 2002, 6004, and 6006 of the Federal Rules of Bankruptcy Procedure. The parties hereto shall use their commercially reasonable best efforts to cause the hearing on entry of the Sales Procedures Order to occur not later than thirty (30) days following execution of this Agreement by the parties hereto.

12.2.    Auction. If the Sales Procedures Order is entered, and unless this Agreement has been terminated in accordance with Section 9.1, then the parties hereto shall proceed to the Auction in accordance with the Sale Procedures. At the hearing at which the Auction is conducted, Sellers shall seek and obtain the Sale and Assumption Order, authorizing and approving, among other things, (i) the sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Purchaser (or a higher and better offeror) free and clear of all Liens pursuant to Section 363 of the Bankruptcy Code, with all Liens to attach to the proceeds of such sale, and (ii) the assumption and assignment of the Purchased Contracts included in the Purchased Assets. The Sale and Assumption Order shall further find and order that (a) Sellers have conducted the sale of the Purchased Assets in accordance with the Sale Procedures approved by the Bankruptcy Court; (b) Purchaser (or a higher and better offeror) has acted in “good faith” within the meaning of Section 363(m) of the Bankruptcy Code and is entitled to the protections of that Section; (c) this Agreement was negotiated, proposed and entered into by Sellers and Purchaser (or Sellers and a higher and better offeror) without collusion, in good faith and from arm’s length bargaining positions; (d) by entering into this Agreement and by closing the purchase of the Purchased Assets, Purchaser (or a higher and better offeror) is not acquiring or assuming any of Sellers’ or any other Person’s Liabilities (except as provided in this Agreement or in the terms of the higher and better offer); (e) Sellers have given adequate notice of the proposed bankruptcy sale of the Purchased Assets, of the description of the Purchased Assets and the principal terms of the sale, of the proposed assumption and assignment of the Purchased Contracts (including disclosure of any cure amounts), and of the date, time and place of the hearing before the Bankruptcy Court to approve the sale on more thanthirty (30) days prior to such hearing pursuant to Bankruptcy Rules 2002(a)(2), (c), (d), (g), (i) (to the extent applicable), (j) & (k) and 6004(a); (f) the Bankruptcy Court shall retain jurisdiction to resolve any controversy or claim arising out of or relating to this Agreement, or the breach thereof; and (g) this Agreement and the transactions contemplated hereby may be specifically enforced against and binding upon, and not subject to rejection or avoidance by, Sellers and the estate of Sellers, including any Chapter 7 or 11 trustee or other fiduciary appointed for the estate of Sellers, whether in the Bankruptcy Case, a subsequent bankruptcy case or upon dismissal of such case. If Purchaser is not the ultimate approved bidder at the Auction and unless this Agreement has otherwise been terminated in accordance with Section 9.1, then this Agreement shall be deemed terminated upon entry of the Sale and Assumption Order and the Deposit shall be fully refunded to Purchaser in accordance with Section 2.6(b); provided, however, that if Purchaser elects to be the Back-Up Bidder (as defined in the Sale Procedures Order), Purchaser shall remain obligated to purchase the Purchased Assets (and the Deposit shall remain as a deposit held by Escrow Agent) in accordance with the Sale Procedures.

12.3.    Effectiveness. The effectiveness of this Agreement is subject to the entry and continued effectiveness of the Sale and Assumption Order.

(Signatures follow on next page.)

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties as of the date set forth above.

PURCHASER:	SELLERS:
KEYON COMMUNICATIONS, INC. By: ___________________________________ Name: Jonathan Snyder Its: CEO	COMMPARTNERS, LLC, a Nevada limited liability company By: ___________________________________ Name: Dave Clark Its: CEO
COMMPARTNERS NETWORK SERVICES, LLC, a Nevada limited liability company By: ___________________________________ Name: Dave Clark Its: CEO
COMMPARTNERS CARRIER SERVICES CORP., a Nevada corporation By: ___________________________________ Name: Dave Clark Its: CEO
COMMPARTNERS HOLDING CORPORATION, a Nevada corporation By: Name: Dave Clark Its: CEO